                                  EXHIBIT 11

                           KOPPERS INDUSTRIES, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                         ---------------------
                                                            1997       1996
                                                         ---------- ----------
                                                              (Unaudited)
PRIMARY EARNINGS PER SHARE:
Voting common stock outstanding.........................  5,163,968  5,319,540
Non-Voting common stock outstanding.....................  3,628,200  4,591,662
Common stock equivalents................................    449,342         --
                                                         ---------- ----------
Common stock outstanding................................  9,241,509  9,911,202
Net income (loss) to common stockholders (000's)........ $    3,390 $   (7,740)
Primary earnings per common share....................... $     0.37 $    (0.78)
                                                         ========== ==========
FULLY DILUTED EARNINGS PER SHARE:
Voting common stock outstanding.........................  5,163,968  5,319,540
Non-Voting common stock outstanding.....................  3,628,200  4,591,662
Common stock equivalents................................    449,342         --
                                                         ---------- ----------
Common stock outstanding................................  9,241,509  9,911,202
Net income to common stockholders (000's)............... $    3,390 $   (7,740)
Fully diluted earnings per common share................. $     0.37 $    (0.78)
                                                         ========== ==========
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Common stock equivalents include stock options granted to management. Each stock option awarded to management gives the holder the right to purchase an equal amount of common stock at the listed exercise price and becomes exercisable one year after the date of grant. For the three months ended March
31, 1996 common stock equivalents are anti-dilutive and are therefore excluded from the calculation of common stock outstanding and earnings per share.